Exhibit 99.1

Wednesday May 18, 12:32 pm ET

Ness Energy International, Inc. Announces Financial Results for the First Quarter 2005

Ness Reported That Quarterly Net Income is Highest in Company History, and Also Reported Continued Positive Cash Flows From Operations

WILLOW PARK, Texas and NETANYA, Israel, May 18 /PRNewswire-FirstCall/ -- Ness Energy International, Inc. (OTC Bulletin Board: NESS - News) today announced the financial results for its first quarter ended March 31, 2005.

The Company reported net income for the three months ended March 31, 2005 of $300,000 compared to net loss of ($736,000) for the same period ended March 31, 2004 for a $0.00 and ($0.01) per share respectively. The growth in income is primarily due to increased revenues from well management and tighter controls on expenses.

Oil and gas revenue reported for the three-month period ended March 31, 2005, were $1.4 million as compared to $36,000 for the same period in 2004. The significant increase in revenues is due mainly to well management services delivered, and increased number of wells now producing.

Sha Stephens, President and CEO of Ness Energy International commented, "We have worked very hard to achieve the objectives of the company for our shareholders. This hard work is evident in the company's first quarter of profitability. We will continue our pursuit of positive cash flows and profits which should in turn create greater shareholder value."

About Ness - The Vision

Ness Energy is an aggressive, emerging oil and gas company building on deals that make sense. Ness Energy operates interests in the Ft. Worth Basin and the Coastal Plains regions of Texas. Ness is also a very active player in the energy industry in Israel, carrying out The Vision of The Company. Ness Energy is building aggressively through Merger, Acquisitions, Drilling, Re- Work and Re-Entry.

Certain Information

The information contained in this press release must be read in conjunction with the Company's recently filed 10-KSB and does not constitute a full and complete report of the Company's financial condition. Certain statements above are forward-looking based on Management's expectations or estimates, subject to change. Words like "anticipates," "expects," "intends," "plans," "projects," "believes," "estimates" and similar identify them. They are not guarantees of performance or otherwise and are subject to risks, uncertainties and other factors, some beyond control and difficult to predict. Therefore, outcomes may differ materially from these statements. Do not place undue reliance on them. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are referred to the documents filed by Ness Energy International, Inc. with the SEC, including the Company's most recent report on Form 10-KSB, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Ness Energy International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(Rounded to thousands, except share amounts)
March 31, 2005
(Unaudited)

Assets
Current Assets
Cash	$ 414
Accounts receivable - trade	291
Accounts receivable - related parties	6
Investments - available for sale	10
Other current assets	13
Total Current Assets	734
Property and equipment
Property and equipment, net	1,809
Oil and gas properties - full cost method:
Oil and gas properties, unproved	1,657
Oil and gas properties, proved	12,973
14,630
Less accumulated depreciation and depletion	(139)
Net oil and gas properties	14,491
Total Property and Equipment, Net	16,300
Goodwill	3,760

Total Assets	$ 20,794

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	659
Accounts payable - related parties	1,616
Current portion - long term debt	44
Total Current Liabilities	2,319
Asset retirement obligation, non-current	88
Long-term debt	159
Contingencies	--
Stockholders' Equity
Preferred stock, $0.10 par value 10,000,000 shares authorized, none issued	--
Common stock, no par value, 200,000,000 shares authorized, 154,339,568 shares issued and outstanding	34,734
Accumulated deficit	(16,516)
Accumulated other comprehensive income	10

Total Stockholders' Equity	18,228
Total Liabilities and Stockholders' Equity	$ 20,794

See notes to condensed consolidated financial statements.

Ness Energy International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Rounded to thousands, except share amounts)
Three Months ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Revenues
Oil and gas revenues	$ 1,360	$ 36
Cost of Revenues
Lease operating expenses	38	8
Production taxes	2	2
Compression expenses	1	4
Depletion and depreciation	29	73
Total Cost of Revenues	70	87
Gross Profit (Loss)	1,290	(51)
Operating Expenses
General and administrative expenses	988	668
Operating Income (Loss)	302	(719)
Other Income (Expense)
Interest expense	(2)	(23)
Other income	--	6
Income (Loss) Before Income Taxes and other Comprehensive Income (Loss)	300	(736)
Income Taxes	--	--
Net Income (Loss)	$ 300	$ (736)
Other comprehensive income (loss), net of tax:	--	(59)
Comprehensive Income (Loss)	$ 300	$ (795)
Net Income (Loss) Per Weighted Average Share:
Net income (loss) per share-basic and diluted	$ 0.00	$ (0.01)
Weighted Average Shares Outstanding	152,129,793	102,047,268

See notes to condensed consolidated financial statements.

Ness Energy International, Inc. and Subsidiaries
(Rounded to thousands, except share data)
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Cash Flows From Operating Activities
Net income (loss)	300	(736)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities: Depreciation and depletion	29	73
Stock issued for services	416	206
Changes in operating assets and liabilities: Accounts receivable - trade	(197)	1
Accounts receivable - related parties	86	(32)
Other current assets	--	56
Accounts payable and accrued expenses	(289)	312
Accounts payable - related parties	294	(41)
Asset retirement obligations	--	7
Net cash provided by (used in) operating activities	639	(154)
Cash Flows From Investing Activities
Repayments of related party notes receivable	--	--
Purchase of time deposit	--
Capital expenditures	(458)	(293)
Net Cash Used in Investing Activities	(458)	(293)
Cash Flows From Financing Activities
Payment of offering costs	--	--
Proceeds of debt - related party	--
Proceeds from other long term debt	--	150
Repayments on long term debt	(6)	(6)
Net cash acquired in business combination	--	27
Cash received from sale of common stock	136	88
Net Cash Provided by Financing Activities	130	259
Net Change in Cash	311	(188)
Cash, Beginning of Period	103	356

Cash, End of Period	$414	$169

See notes to condensed consolidated financial statements.